Exhibit 99.1

  Coach Reports Second Quarter Earnings Growth of over 36%; Ahead of Analysts' Expectations; Increases FY06 Guidance to $1.23 Post Option Expense; Up 34% from
            Prior Year and Ahead of Analysts' Expectations of $1.20

    NEW YORK--(BUSINESS WIRE)--Jan. 24, 2006--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 36% in earnings per diluted share before option expense to $0.47 for its second fiscal quarter ended December 31, 2005, up from $0.34 per diluted share a year ago. Net of option expense of approximately $0.02 in both periods, earnings per share rose 37% to $0.45 from $0.32. These results were ahead of the analysts' consensus estimate of $0.44 per share and the company's guidance of $0.43.
    In the second quarter, net sales were $650 million, 22% higher than the $532 million reported in the same period of the prior year. Net income before option expense rose 36% to $183 million, compared with $134 million in the prior year. Including the impact of stock option expense, net income rose 37% to $174 million, or $0.45 per diluted share, compared with $127 million or $0.32 per share in the prior year.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our excellent second quarter performance continues to reflect the strength of the Coach franchise, our position as a gift authority and the vibrancy of the U.S. handbag and accessory category. This strength was evidenced throughout all channels of our business and across all geographies, as consumers enthusiastically embraced our holiday assortment. Our profitability improvement highlights our ability to achieve further gross margin expansion and to leverage our expenses as our sales base increases."
    During the quarter, gross profit rose 25% to $505 million from $403 million a year ago. Gross margin expanded by 180 basis points from 75.8% to 77.6%, due to sourcing cost benefits and product mix shifts. SG&A expenses as a percentage of net sales before option expense declined 60 basis points to 33.2%, compared to the 33.8% reported in the year-ago quarter. Including option expense in both periods, SG&A expenses declined 50 basis points to 35.5% of sales from 36% in the prior year's second quarter.
    For the six months ended December 31, 2005, net sales were $1.1 billion, up 26% from the $876 million reported in the first six months of fiscal 2005. Net income before option expense rose to $283 million, up 40% from the $202 million reported a year ago. Including option expense in both periods, net income rose 43% to $268 million from $188 million.
    Second fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct-to-consumer sales, which now include Coach Japan, increased 21% to $504 million from $416 million last year. U.S. comparable store sales for the quarter rose 19.9%, with retail stores up 12.8% and factory store sales up 30.2%. On average, these full price stores are 76% more productive than they were just four years ago, given the successive double-digit second quarter same store sales increases since FY02. The exceptional U.S. factory store performance this quarter reflects channel strength and the success of an improved merchandise offering. In Japan, sales rose 20% on a constant currency basis, while dollar sales rose only 7% due to a weaker yen. Coach achieved high-single-digit increases in comparable location sales. Lastly, Coach again generated excellent sales gains on the Internet during the second quarter, ahead of overall U.S. Internet sales growth rates.

    -- Indirect sales, which now exclude sales at Coach Japan, rose 26% to $146 million from $116 million in the same period last year. The strength in indirect was broad based, as continued momentum in U.S. department stores, along with strong business-to-business sales and international wholesale shipments contributed to these results.

    Mr. Frankfort added, "It's worth mentioning that U.S. full price comparable store sales have increased at a double-digit rate in each of the last 15 consecutive quarters, which clearly demonstrates the sustainability of our growth. Further, in U.S. department stores, POS sales rose over 25% from prior year levels in the quarter. Clearly, Coach's share of the fast-growing U.S. premium handbag and women's accessory market continues to expand across all channels."
    "In addition, we're extremely pleased with the 20% growth in sales in constant currency in Japan this quarter, as we continue to rapidly grow our market share in this important market for Coach. These results underscore the success of our distribution strategy in Japan, notably the acceleration of retail openings and the expansion of existing shops."
    During the second quarter of fiscal 2006, the company opened four U.S. Coach retail stores and closed one factory store, bringing the total to 203 retail stores and 84 factory stores at December 31, 2005. In addition, three retail stores expanded during the quarter, including the 595 Madison Avenue Coach flagship, which reopened in time for the holiday season. In Japan, Coach opened two new retail locations and expanded two additional locations as well.
    Mr. Frankfort continued, "Across all businesses, handbags and women's accessories continued to drive our business results. Our key item strategy was very successful, with the highlighted groups and collections generating over 60% of our holiday sales. Duffles and Gallery Totes were important handbag initiatives during the quarter and were very well received by consumers. In addition, the Soho and Hamptons collections continued to perform well, as did Madison, our evening group. New accessories, including letter charms, iPod covers and cell phone lanyards, were the perfect add-on holiday gifts. We were particularly pleased by the performance of our entry-level handbags - such as the Soho Small Flap - and the pinnacle portion of our offering - such as the Daphne Satchel. This strength, across multiple price points, speaks to the broad appeal of Coach's assortment."
    "Coach is enjoying a strong January, driven by the response to our transitional and early spring offerings. These introductions included gallery satchels, offered for the first time in Signature, and lightweight nylon fabriations with accent leather trims, as well as the new, playful "Poppy" collection of totes, demis and updated spring accessories," Mr. Frankfort added. "We're also excited about our fresh interpretation of Soho and a new group of shoulder totes which just arrived in our stores. For March, our Hamptons Weekend collection will include a distinctive patchwork design and a new take on Hamptons Scribble."
    "This spring, as planned, Coach will add about 15 more retail stores in the U.S., bringing the total to around 25 new retail stores in fiscal 2006. We will also be adding at least six new locations in Japan during the second half, for a full year total of at least 12 net new shops. New store openings planned in Japan this spring include the Kobe flagship, a 6,200 square foot store.
    "We're extremely pleased with the vibrancy of the Coach brand. The consistency of our growth across geographies, channels and different consumer segments over multiple years illustrates the enormous opportunity still available to us. Our diversified and loyal customer franchise continues to grow while we obtain a larger share of her increasing accessory wardrobe. We're confident that our proven strategies will enable us to gain additional market share in the years ahead," Mr. Frankfort concluded.
    The company provided guidance for the second half of the fiscal year, projecting sales of about $1 billion, and earnings per diluted share before option expense of at least $0.60, up at least 25%. Including about $0.06 of option expense, earnings per share are estimated to be at least $0.54, up 23% from the comparable year-ago results of $0.44, and ahead of the analysts' consensus of $0.52. For the fiscal year 2006, the company expects to generate sales of about $2.1 billion, an increase of 23% from prior year, and earnings per diluted share before option expense of at least $1.33, representing an increase of at least 33%. Including about $0.10 of option expense, the company is projecting earnings per share of at least $1.23, up 34% from the $0.92 reported on the same basis for FY05 and the analysts' consensus of $1.20.
    The company also announced that it repurchased and retired 2,043,000 shares of common stock at an average cost of $32.07 during the second fiscal quarter, bringing the year-to-date total to 2,964,200 shares of common stock repurchased at an average cost of $32.22. At this time, approximately $154 million remains available for future repurchases under the existing program, which expires in May, 2007.
    Coach will host a conference call to review these results at 8:30 a.m. (EST) today, January 24, 2006. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
      For the Quarters and Six Months Ended December 31, 2005 and
                            January 1, 2005
                 (in thousands, except per share data)
                              (unaudited)


                            QUARTER ENDED         SIX MONTHS ENDED
                      ----------------------- -----------------------
                      December 31, January 1,  December 31, January 1,
                         2005        2005         2005      2005
                      -----------  ----------  -----------  --------

Net sales              $   650,336  $  531,759  $ 1,099,287  $875,824

Cost of sales              145,660     128,791      253,250   214,682
                        -----------  ----------  -----------  --------

Gross profit               504,676     402,968      846,037   661,142

Selling, general and
 administrative expenses   230,734     191,478      426,986   349,095
                        -----------  ----------  -----------  --------

Operating income           273,942     211,490      419,051   312,047

Interest income, net         6,990       3,469       12,877     5,979
                        -----------  ----------  -----------  --------

Income before income taxes
 and minority interest     280,932     214,959      431,928   318,026

Income taxes               106,758      81,684      164,139   120,849

Minority interest, net
 of tax                          -       6,372            -     9,293
                        -----------  ----------  -----------  --------

Net income             $   174,174  $  126,903  $   267,789  $187,884
                        ===========  ==========  ===========  ========

Net income per share

Basic                  $      0.46  $     0.33  $      0.70  $   0.50
                        ===========  ==========  ===========  ========

Diluted                $      0.45  $     0.32  $      0.69  $   0.48
                        ===========  ==========  ===========  ========

Shares used in computing
 net income per share

Basic                      380,837     379,354      380,144   378,866
                        ===========  ==========  ===========  ========

Diluted                    390,620     390,513      390,247   390,201
                        ===========  ==========  ===========  ========

Supplemental information

Net income,
 as reported           $   174,174  $  126,903  $   267,789  $187,884

Add back Stock Option
 Expense (after tax)         8,807       7,220       15,398    13,964

Net income, ex Stock
 Option Expense        $   182,981  $  134,123  $   283,187  $201,848

Pro forma as adjusted
 basic net income, ex
 stock option expense,
 per share             $      0.48  $     0.35  $      0.74  $   0.53

Pro forma as adjusted
 diluted net income, ex
 stock option expense,
 per share             $      0.47  $     0.34  $      0.73  $   0.52

                              COACH, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
        At December 31, 2005, July 2, 2005 and January 1, 2005
                            (in thousands)
                              (unaudited)

                                  December 31,  July 2,    January 1,
                                     2005        2005        2005
                                  ------------------------------------
ASSETS

Cash, cash equivalents and short
 term investments                 $   746,012  $  383,051  $  526,629
Receivables                           123,045      65,399     121,749
Inventories                           205,042     184,419     190,856
Other current assets                  106,883      76,491      71,644
                                   -----------  ----------  ----------

Total current assets                1,180,982     709,360     910,878

Property and equipment, net           229,614     203,862     186,750
Long term investments                  25,546     122,065     275,039
Other noncurrent assets               323,021     334,870      66,851
                                   -----------  ----------  ----------

Total assets                      $ 1,759,163  $1,370,157  $1,439,518
                                   ===========  ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                  $    87,732  $   64,985  $   68,489
Accrued liabilities                   246,514     188,234     203,101
Subsidiary credit facilities           13,237      12,292      50,461
Current portion of long-term debt         170         150         150
                                   -----------  ----------  ----------

Total current liabilities             347,653     265,661     322,201

Long-term debt                          3,100       3,270       3,270
Other liabilities                      48,434      45,306      59,801

Minority interest, net of tax               -           -      49,491

Stockholders' equity                1,359,976   1,055,920   1,004,755
                                   -----------  ----------  ----------

Total liabilities and
 stockholders' equity             $ 1,759,163  $1,370,157  $1,439,518
                                   ===========  ==========  ==========

    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618